Exhibit 16.1

March 20, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Visionary Holdings, Inc. pursuant to Form 6-K for the month of March 2025 (Commission File Number: 001-41385) (copy attached), which we understand it will be filed with the Securities and Exchange Commission regarding “Termination of the Company’s Certifying Accountant”. We do not disagree with the contents of paragraphs (a) and (b) on the Form 6-K.

Very truly yours,

WWC, P.C.

Certified Public Accountants

Attachment